Exhibit 99.1

Robert S. Vaters Named President and Chief

Executive Officer

Alan Milinazzo to Remain on Board of Directors

Lewisville, TX, June 16, 2011 – Orthofix International N.V. (NASDAQ:OFIX) today announced the appointment of Robert S. Vaters its current Chief Operating Officer as its new President and Chief Executive Officer, effective August 1, 2011. Alan Milinazzo, the Company’s current President and Chief Executive Officer will step down after six years with the Company, but will remain on the Board of Directors.

“Since joining Orthofix as Chief Financial Officer in 2008, Bob has delivered measureable business value in our key business drivers, proving himself a tireless worker and terrific leader through a series of increasingly challenging and successful assignments. The Board believes Bob is the right person to lead our Company during this next phase of our growth and we’re excited that he has accepted the position of President and CEO”, stated Jim Gero, Chairman of the Orthofix Board of Directors. “We’re also very thankful to Alan for everything he has done for Orthofix over the past 6 years and delighted that he will remain an essential advisor to us as a member of the Board.”

“I want to thank Jim and the Board for their confidence and look forward to working with them to deliver value for our employees, shareholders and business partners. This is an exciting time for Orthofix as we work together to maximize the potential of this organization. I also look forward to Alan’s assistance during this transition,” stated Vaters.

Previous to joining Orthofix as Executive Vice President and Chief Financial Officer in September 2008, Mr. Vaters served as General Partner and Cofounder of Med Opportunity Partners, a healthcare private equity firm, which he co founded after serving as EVP, CFO and Head of Strategy of Inamed, a leading medical device firm.

About Orthofix

Orthofix International N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical products for the spine, orthopedics, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Texas Scottish Rite Hospital for Children, and the Cleveland Clinical Foundation. For more information about Orthofix, please visit www.orthofix.com.

Contact:	Brian McCollum, Chief Financial Officer brianmccollum@orthofix.com (214) 937-2927

Source: Orthofix International N.V.